Filed Pursuant to Rule 424(b)(3)

Registration No. 333-292606

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 16, 2026)

$3,500,000

Common Stock

We have entered into an At The Market Offering Agreement (the “Sales Agreement”), dated as of January 7, 2026, with H.C. Wainwright & Co., LLC (the “Sales Agent”), relating to the sale of shares of our common stock offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the Sales Agreement, under this prospectus supplement and the accompanying prospectus we may offer and sell shares of our common stock, $0.0001 par value per share, having an aggregate offering price of up to $3,500,000 from time to time through or to the Sales Agent.

Our common stock and public warrants are listed on The Nasdaq Capital Market under the symbols “AMOD” and “AMODW,” respectively. On January 14, 2026, the last reported sales price of our common stock and public warrants was $0.68 and $0.0624, respectively.

Sales of our common stock, if any, under this prospectus supplement may be made by any method deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), including, without limitation, sales made directly on or through the Nasdaq Capital Market, the existing trading market for our common stock, or any other existing trading market in the United States for our common stock, sales made to or through a market maker other than on an exchange or otherwise, directly to the sales agent as principal, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or in any other method permitted by law. The Sales Agent is not required to sell any specific amount of securities, but will act as our sales agents, using commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us, consistent with their normal trading and sales practices, on mutually agreed terms set forth in the Sales Agreement. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The compensation to the Sales Agent for sales of common stock sold pursuant to the Sales Agreement is equal to 3.0% of the gross proceeds of the sales price per share. In connection with the sale of the common stock on our behalf, the Sales Agent will be deemed to be “underwriters” within the meaning of the Securities Act, and the compensation of the Sales Agent will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to the Sales Agent with respect to certain liabilities, including liabilities under the Securities Act.

Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell our securities in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million. As of January 2, 2026, the aggregate market value of our outstanding common stock held by non-affiliates, or public float, was approximately $10,880,847, based on 10,169,016 shares of our outstanding common stock that were held by non-affiliates on such date and a price of $1.07 per share, which was the price at which our common stock was last sold on the Nasdaq Capital Market on November 10, 2025 (a date within 60 days of the date of the filing of the registration statement on Form S-3 of which this prospectus is a part), calculated in accordance with General Instruction I.B.6 of Form S-3. During the 12 calendar months prior to and including the date of this prospectus, we have not offered and sold any of our securities pursuant to General Instruction I.B.6 of Form S-3.

Investing in our common stock involves a high degree of risk. Please read the information contained in and incorporated by reference under the heading “Risk Factors” beginning on page S-20 of this prospectus supplement, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

H.C. Wainwright & Co.

The date of this prospectus supplement is January 16, 2026.

About This Prospectus SUPPLEMENT

This prospectus supplement relates to the offering of our common stock. Before buying any of the common stock that we are offering, we urge you to carefully read this prospectus supplement, together with the information incorporated by reference as described under the heading “Incorporation of Certain Information by Reference” in this prospectus supplement and the information in any free writing prospectus that we may authorize for use in connection with this offering. These documents contain important information that you should consider when making your investment decision.

This prospectus supplement describes the specific terms of the common stock we are offering and also adds to and updates information contained in the documents incorporated by reference into this prospectus supplement. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in any document incorporated by reference into this prospectus supplement that was filed with the Securities and Exchange Commission, or SEC, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference into this prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in, or incorporated by reference into this prospectus supplement and in any free writing prospectus that we may authorize for use in connection with this offering. We have not, and the Sales Agent have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Sales Agent are not, making an offer to sell or soliciting an offer to buy our common stock in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information appearing in this prospectus supplement, the documents incorporated by reference into this prospectus supplement, and in any free writing prospectus that we may authorize for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the documents incorporated by reference into this prospectus supplement, and any free writing prospectus that we may authorize for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus contains and incorporates by reference market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

S-1

INTRODUCTORY NOTE AND FREQUENTLY USED TERMS

On December 13, 2024 (the “Closing” and such date the “Closing Date”), the Company, which was then named Insight Acquisition Corp., a Delaware corporation (“IAC”), Alpha Modus, Corp., a Florida corporation (“Legacy Alpha Modus”), and IAC Merger Sub Inc., a Florida corporation and newly formed wholly-owned subsidiary of IAC (“Merger Sub”), consummated the Business Combination pursuant to the terms of the Business Combination Agreement.

On the Closing Date, (i) IAC changed its name to “Alpha Modus Holdings, Inc.” (“Alpha Modus” or the “Company”), (ii) Merger Sub merged with and into Legacy Alpha Modus (the “Merger”), with Legacy Alpha Modus surviving the Merger as the wholly-owned subsidiary of the Company, (iii) the Company issued 5,295,000 shares of common stock and 7,500,000 shares of the Company’s Series C Preferred Stock to Legacy Alpha Modus’s shareholders as Merger consideration in the Business Combination, (iv) the Company issued 1,817,308 shares of common stock to various parties as required by the Business Combination Agreement, and (v) the parties to the Business Combination Agreement consummated the other transactions contemplated thereby.

Unless the context otherwise requires, references in this prospectus to “Alpha Modus,” the “Company,” “us,” “we,” “our” and any related terms prior to the closing of the Business Combination are intended to mean Insight Acquisition Corp., a Delaware corporation, and after the closing of the Business Combination, Alpha Modus Holdings, Inc. and its consolidated subsidiaries.

“Amended and Restated Charter” means the second amended and restated certificate of incorporation of Alpha Modus, in effect as of the date of this prospectus.

“Business Combination” means the Merger and the other transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated October 13, 2023, as amended by the First Amendment to the Business Combination Agreement, dated as of June 21, 2024, by and among IAC, Merger Sub and Legacy Alpha Modus.

“Alpha Modus” means Alpha Modus Holdings, Inc., a Delaware corporation.

“Alpha Modus Board” means the board of directors of Alpha Modus.

“Closing” means the closing of the Business Combination.

“common stock” means the common stock, par value $0.0001 per share, of Alpha Modus Holdings, Inc.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Earnout Shares” means the up to 2,200,000 shares of common stock that may be issued to Legacy Alpha Modus securityholders if certain share prices of common stock are achieved and other conditions are satisfied.

“Founder Shares” means IAC common stock initially purchased and provided.

“IAC” means Insight Acquisition Corp., a Delaware corporation, which was renamed “Alpha Modus Holdings, Inc.” in connection with the Closing.

“IAC Board” means the board of directors of IAC prior to the Business Combination.

“IAC Charter” means IAC’s amended and restated certificate of incorporation as filed with the Secretary of State of the State of Delaware on December 13, 2024.

“IAC Class A common stock” means the Class A common stock, par value $0.0001, of IAC.

“IAC Class B common stock” means the Class B common stock, par value $0.0001, of IAC.

“IAC IPO” means IAC’s initial public offering that was consummated by IAC on September 8, 2021.

“Legacy Alpha Modus” means Alpha Modus, Corp., a Florida corporation, and includes the surviving corporation after the Merger. References herein to Alpha Modus will include its subsidiaries, including Legacy Alpha Modus, to the extent reasonably applicable

“Legacy Alpha Modus Board” means the board of directors of Legacy Alpha Modus.

“Legacy Alpha Modus Series C Preferred Stock” means shares of Series C Redeemable Convertible Preferred Stock, par value $0.0001 per share, of Alpha Modus of Legacy Alpha Modus.

“Merger” means the merger of Merger Sub with and into Legacy Alpha Modus, with Legacy Alpha Modus continuing as the surviving corporation and as a wholly-owned subsidiary of Alpha Modus, in accordance with the terms of the Business Combination Agreement.

“Merger Sub” means IAC Merger Sub Inc., a Florida corporation.

“Private Placement” means the private placement consummated simultaneously with the IAC IPO in which IAC issued to the Sponsor the Private Placement Warrants.

“Private Placement Warrants” means approximately 8,700,000 warrants to purchase shares of IAC Class A common stock issued to the Sponsor and the IAC IPO underwriters in the Private Placement (including the additional warrants purchased after the IAC IPO in connection with the overallotment securities issued by IAC’s underwriters). Each Private Placement Warrant entitles the holder thereof to purchase one share of IAC Class A common stock for $11.50 per share.

“Public Shares” means IAC Class A common stock underlying the Units sold in the IAC IPO, including any overallotment securities acquired by IAC’s underwriters.

“Public Warrants” means warrants underlying the Units issued in the IAC IPO. Each Public Warrant entitles the holder thereof to purchase one share of IAC Class A common stock for $11.50 per share.

“Sponsor” means Insight Acquisition Sponsor LLC, a Delaware limited liability company, which is an affiliate of Michael Singer, IAC’s Executive Chairman and Chief Executive Officer prior to the Closing.

“Trust Account” means the trust account of IAC, which holds the net proceeds of the IAC IPO, including from overallotment securities sold by IAC’s underwriters, and the sale of the Private Placement Warrants, together with interest earned thereon, less amounts released to pay franchise and income tax obligations and up to $100,000 for dissolution expenses, and amounts paid pursuant to redemptions.

“Units” means Units issued in the IAC IPO, including any overallotment securities acquired by IAC’s underwriters, consisting of one share of IAC Class A common stock and one-half of one Public Warrant.

“Warrants” means any of the Private Placement Warrants and the Public Warrants.

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Prospectus SUPPLEMENT Summary

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus supplement, including the information incorporated by reference into this prospectus supplement, and the information included in any free writing prospectus that we may authorize for use in connection with this offering, including the information contained in and incorporated by reference under the heading “Risk Factors” beginning on page S-20 of this prospectus supplement, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement.

Unless the context requires otherwise, references in this prospectus supplement to the “Company,” “Alpha Modus,” “we,” “us” and “our” refer to Alpha Modus Holdings, Inc. on a consolidated basis with its wholly-owned subsidiaries.

Company Overview

The Company was a blank check company known as “Insight Acquisition Corp.” On December 13, 2024, the Company completed a business combination with Alpha Modus, Corp., a Florida corporation. At closing of the business combination, the Company’s name was changed to “Alpha Modus Holdings, Inc.,” and the Company’s operations are now those of Alpha Modus, Corp.

Alpha Modus builds AI-powered retail intelligence technologies that connect sensing, decisioning, and engagement in physical stores. The Company’s patent portfolio spans computer vision, behavioral analytics, contextual advertising, pricing and promotions, and closed-loop measurement. Alpha Modus partners with retailers and integrators to deliver secure, scalable systems that make stores smarter, faster, and more profitable.

The Alpha Modus technology ecosystem aims to be the engine behind the most transformative retail and digital commerce experiences globally. Alpha Modus is focused on (i) empowering innovation through a scalable, IP-driven platform to deliver transformative retail and digital commerce experiences, (ii) combining technology, services and strategic partnerships to provide a comprehensive ecosystem to drive growth, and (iii) enabling IP-powered innovation across retail, digital engagement, and connected commerce, leveraging its diverse patent portfolio to unlock new opportunities.

Although Alpha Modus’ audited financial statements for the years ended December 31, 2024 and 2023, were prepared under the assumption that it would continue operations as a going concern, the report of its independent registered public accounting firm that accompanies its financial statements for the years ended December 31, 2024 and 2023, contains a going concern qualification in which such firm expressed substantial doubt about Alpha Modus’ ability to continue as a going concern, based on its financial statements and results at that time, including its lack of current revenues, recurring losses from operations and net capital deficiency.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) ending December 31, 2026, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

Controlled Company

By virtue of the fact that Alpha Modus’ CEO, William Alessi, is deemed to beneficially own shares of stock having more than 50% of the total voting power of the shares of our capital stock, we qualify as a “controlled company” within the meaning of the corporate governance standards of the Nasdaq. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that (i) a majority of our board consist of independent directors, (ii) we have a compensation committee that is composed entirely of independent directors, and (iii) we have a nominating/corporate governance committee that is composed entirely of independent directors.

Summary of Risk Factors

Investing in our securities involves a high degree of risk. You should carefully consider all of the information in this prospectus before making an investment in our securities, especially the risks and uncertainties discussed under “Risk Factors.” Such risks and uncertainties include, among others, the following:

●	Management will have broad discretion as to the use of the proceeds from this offering and may not use the proceeds effectively.

●	You may experience immediate and substantial dilution.

●	You may experience future dilution as a result of future equity offerings.

●	We do not intend to pay dividends in the foreseeable future.

●	It is not possible to predict the actual number of shares we will sell under the Sales Agreement, or the gross proceeds resulting from those sales.

●	The common stock offered hereby will be sold in “at the market offerings,” and investors who buy shares at different times will likely pay different prices.

S-3

The Offering

Common stock to be offered by us	In accordance with the terms of the Sales Agreement, we may offer and sell shares of our common stock from time to time through or to H.C. Wainwright & Co., LLC having an aggregate sale price of up to $3,500,000 pursuant to this prospectus supplement.

Common stock to be outstanding after this offering:	Up to 49,535,715 shares (as more fully described in the notes following this table), assuming sales of 7,575,757 shares of our common stock in this offering at an offering price of $0.462 per share, which was the last reported per share sale price of our common stock on Nasdaq on January 2, 2026. The actual number of shares issued will vary depending on the sales price. For information about the common stock that would be outstanding after this offering, see “Dilution” on page S-23.

Plan of Distribution	“At the market offering” that may be made from time to time through or to H.C. Wainwright & Co., LLC as our sales agent or principal. See “Plan of Distribution” on page S-24.

Use of Proceeds	We currently intend to use the net proceeds from this offering, if any, for working capital and general corporate purposes, including but not limited to, capital expenditures and general and administrative expenses. See “Use of Proceeds” on page S-22 of this prospectus supplement.

Risk Factors	Investing in our common stock involves a high degree of risk. Please read the information contained in and incorporated by reference under the heading “Risk Factors” beginning on page S-20 of this prospectus supplement, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement, before deciding whether to invest in our common stock.

Nasdaq Capital Market Listing	Our common stock and Public Warrants are listed on The Nasdaq Capital Market under the symbol “AMOD” and “AMODW,” respectively.

The above discussion and table are based on 41,959,958 shares of our common stock issued and outstanding as of January 2, 2026.

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Dividend Policy

As of the date of this prospectus, we have never declared or paid any cash dividends on our common stock. We do not anticipate declaring or paying, in the foreseeable future, any cash dividends on our capital stock. We intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business. Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant. We are obligated to pay dividends to certain holders of our preferred stock which we pay out of legally available funds from time to time or reach arrangements with our holders of preferred stock to convert limited quantities of preferred stock at favorable conversion prices in lieu of dividend payments.

S-5

Forward-Looking Statements

This prospectus supplement and the information incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve a number of risks and uncertainties. Although our forward-looking statements reflect the good faith judgment of our management, these statements can only be based on facts and factors currently known by us. Consequently, these forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from results and outcomes discussed in the forward-looking statements.

Forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “hopes,” “may,” “will,” “plan,” “intends,” “estimates,” “could,” “should,” “would,” “continue,” “seeks,” “pro forma,” or “anticipates,” or other similar words (including their use in the negative), or by discussions of future matters such as our business, business strategy, products and services we may offer in the future, the outcome and impact of litigation, the timing and results of future regulatory filings, our ability to collect from major customers, our sales and marketing strategy and capital outlook, our estimates regarding our capital requirements, future expenses and need for additional financing, our use of the net proceeds from any offering and other statements that are not historical. These statements include but are not limited to statements under the captions “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections incorporated by reference from our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as applicable, as well as our other filings with the SEC. You should be aware that the occurrence of any of the events discussed under the heading “Risk Factors” in this prospectus supplement, any applicable prospectus supplement and any documents incorporated by reference herein or therein could substantially harm our business, operating results and financial condition and that if any of these events occurs, it could adversely affect the value of an investment in our securities.

The cautionary statements made in this prospectus supplement are intended to be applicable to all related forward-looking statements wherever they may appear in this prospectus supplement or in any subsequent prospectus supplement or any documents incorporated by reference herein or therein. We urge you not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except as required by law, we assume no obligation to update our forward-looking statements, even if new information becomes available in the future.

ABOUT THE COMPANY

Alpha Modus engages in creating, developing and licensing data-driven technologies to enhance consumers’ in-store digital experience at the point of decision. The company was founded in 2014 and is headquartered in Cornelius, North Carolina.

Since its launch, Alpha Modus has defined and kept to its corporate mission by solving pain-points using actionable insights found in previously unstructured data and through the use of artificial intelligence which turns previously unstructured data, into valuable actionable insights. Alpha Modus began serving several clients in the financial markets and real estate industry. It was through these efforts that Alpha Modus gained acceptance for its thought-leading technology in data analytics as an IBM partner by leveraging the use of IBM Blue Mix cloud services platform powered by Watson. In 2016, following rigorous engagement and working alongside partner IBM, Alpha Modus was presented with a Beacon Award for “Best New Application on IBM Cloud” and anointed with the title “IBM’s born on the cloud, start-up of the century.” This award came as a result of Alpha Modus developing an algorithmic trading concept to better predict New York Stock Exchange market activity into the close of trading.

In 2017, Alpha Modus was introduced to Michael Garel, Founder and CEO of eyeQ. eyeQ was also an IBM partner and a recipient of an IBM Beacon award in 2015. eyeQ was an Austin, Texas-based startup with a focus on serving the retail sector with hardware devices which accompanied a SaaS revenue model. With the original intent of Alpha Modus leveraging eyeQ’s technology, which gathered consumer and brand metadata, for the purpose of predicting retail sales data, Alpha Modus acquired eyeQ’s assets and pending patent applications in 2018. After the acquisition, Alpha Modus took over management of the eyeQ patent portfolio, including the pending patent applications. This led to the ‘571 patent issuance in August of 2019. During this time, Alpha Modus attempted to license the ‘571 patent to previous eyeQ customers and prospective customers in the eyeQ sales pipeline. However, the technology covered under the ‘571 patent was not yet embraced by most retailers. Additionally, other previous customers and prospective customers in the eyeQ sales pipeline were beginning to launch their own internal initiatives for data-driven point-of-sale technologies. Faced with difficulty in licensing the single ‘571 patent while trying to re-engaging eyeQ’s previous clientele, Alpha Modus chose to pause immediate sales and licensing efforts and focus solely on continued innovation of the technology covered by the ‘571 patent, which evolved into additional patents and services that are in a better position to compete for licensing and services revenue in the foreseeable future.

As technological innovation is at the core of the company, Alpha Modus has developed comprehensive end-to-end patented solutions for retailers and consumer brands to bring innovation to consumers and enhance their experience at the point of sale. Some examples that the ‘571 patent family could potentially include use in the following:

●	targeted marketing campaigns;

●	actionable insights on consumer product packaging;

●	inventory control;

●	smart planograms;

●	in-store heatmapping of consumer traffic;

●	consumer behavior; and

●	staffing needs based on foot traffic in a retail location.

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The primary focus of Alpha Modus’ technology is to analyze consumer behavior and their interactions with retail products in real-time with the objective to provide brands and retailers the ability to achieve the following:

Enhance the Consumer’s In-Store Experience

●	Engage consumers with interactive output displays throughout brick-and-mortar retail stores to capture critical decision-making at the point of sale.

●	Cater to specific and immediate needs of the consumer.

●	Capture MAC address tracking data, user eye tracking, object identification of goods throughout the store.

Manage Inventory and Create Smart Planograms

●	Assess the consumers product engagement and product tracking in real time.

●	Aid in inventory management and product placement throughout a store by creating smart planograms.

Monetize Digital Insights

●	Curate tailored in-store marketing solutions.

●	Drive sales via engaging customers with digital experiences at the point of sale.

Acquisition of eyeQ

The company eyeQ was founded in 2013 and was an operating entity until December 2018, when it was acquired by Alpha Modus. At the time of acquisition, US Patent No. 10,360,571 (“the ‘571 patent”) was still a pending application. Post-acquisition, the inventors of the inventions claimed in the ‘571 patent family were engaged by Alpha Modus as advisors. Currently, Michael Garel, the eyeQ founder and a co-inventor of the inventions, is the only one of the inventors of the inventions claimed in the ‘571 patent family that continues to be an Alpha Modus advisor. Chris Chumas, Alpha Modus’ Chief Strategy Officer and a former IBM client executive, currently manages the Alpha Modus research and patent development efforts. Since acquiring eyeQ and the ‘571 application, Alpha Modus was awarded the first patent in the ‘571 patent family in July 2019. Since August of 2019, several continuation patents have been issued in the ‘571 patent family.

The ‘571 Patent Family and the uses thereof

The ‘571 patent family is based on US Patent No. 10,360,571, which issued on July 23, 2019. The ‘571 patent claims priority to a provisional patent application filed on July 19, 2013.

The ‘571 patent family currently consists of the following issued patents/patent applications:

Country	Application Number	Filing Date	Publication Number	Publication Date	Patent Number	Issue Date	Status	Title
US	14/335429	18-Jul-2014	2015-0025936	22-Jan-2015	10360571	23-Jul-2019	Granted	METHOD FOR MONITORING AND ANALYZING BEHAVIOR AND USES THEREOF
US	16/509343	11-Jul-2019	2019-0333081	31-Oct-2019	10853825	01-Dec-2020	Granted	METHOD FOR MONITORING AND ANALYZING BEHAVIOR AND USES THEREOF
US	16/837577	01-Apr-2020	2020-0226621	16-Jul-2020	11049120	29-Jun-2021	Granted	METHOD AND SYSTEM FOR GENERATING A LAYOUT FOR PLACEMENT OF PRODUCTS IN A RETAIL STORE
US	16/837645	01-Apr-2020	2020-0226622	16-Jul-2020	11301880	12-Apr-2022	Granted	METHOD AND SYSTEM FOR INVENTORY MANAGEMENT IN A RETAIL STORE
US	16/837711	01-Apr-2020	2020-0226623	16-Jul-2020	11042890	22-Jun-2021	Granted	METHOD AND SYSTEM FOR CUSTOMER ASSISTANCE IN A RETAIL STORE
US	16/985001	04-Aug-2020	2020-0364730	19-Nov-2020	10977672	13-Apr-2021	Granted	(TRACK 1) METHOD AND SYSTEM FOR REAL-TIME INVENTORY MANAGEMENT, MARKETING, AND ADVERTISING IN A RETAIL STORE
US	17/590605	01-Feb-2022	2022-0156764	19-May-2022	12039550	16-Jul-2024	Granted	METHOD FOR ENHANCING CUSTOMER SHOPPING EXPERIENCE IN A RETAIL STORE
US	18/100377	23-Jan-2023	2023-0162211	25-May-2023	12026731	2-Jul-2024	Granted	METHOD FOR PERSONALIZED MARKETING AND ADVERTISING OF RETAIL PRODUCTS
US	18/519550	27-Nov-2023	2024-0095760	21-Mar-2024	12175484	24-Dec-2024	Granted	METHODS FOR PERSONALIZED MARKETING AND ADVERTISING

US	18/651410	30-Apr-2024	2024-0281829	22-Aug-2024	12354121	8-Jul-2025	Granted	METHODS AND SYSTEMS FOR SHOPPING IN A RETAIL STORE

US	19/905975	03-Oct-2024	2025-0029124	23-Jan-2025	12423718	23-Sep-2025	Granted	METHODS AND SYSTEMS FOR PROVIDING CUSTOMER ASSISTANCE IN A RETAIL STORE

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The patents cover various inventions related to user interactions in physical locations, and based on such interactions, the displaying as ads of items or information that would potentially be relevant to the user. For example, cameras monitor customers and can understand their purchasing interests and provide offers or recommendations to a customer of similar products including coupons, sales, etc.

The ‘571 patent relates to a method for monitoring and analyzing consumer behavior in real-time, particularly within retail environments. It utilizes various information monitoring devices to collect data about consumers, enhancing their shopping experience through targeted and personalized digital interactions.

The inventors of the ‘571 patent identified a critical need in the retail industry, especially brick-and-mortar stores, to adapt to the evolving shopping habits influenced by online retail and social media. The patent addresses the challenge of providing an enriched in-store experience that rivals online shopping, thus countering trends like showrooming.

The ‘571 patent describes and claims a specific method that involves using information monitoring devices, like video image devices, to gather data about shoppers. This data includes demographic characteristics (such as gender and age), sentiment, and tracking details (like movement and eye tracking). The patent details the process of analyzing this data in real-time and providing various responses, such as targeted marketing, personal engagement, or offering coupons, to enhance the shopping experience.

The ‘825 patent is directed to a method of using devices to gather information about the shopper including demographic (gender and/or age) and tracking (tracking movement by the shopper or eye tracking what the shopper is looking at), and analyzing and utilizing this information to provide real time assistance to the shopper by selecting the proper sales associate to interact with the shopper.

The ‘880 patent is directed to a method of using devices to gather information about shopper’s interactions with a product and object information of the products interacted with by the shopper and analyzing and utilizing this information and responding for inventory management.

The ‘120 patent is directed to a method of using devices to gather information about the shopper including demographic (gender and/or age) and tracking (tracking movement by the shopper or eye tracking what the shopper is looking at) and analyzing and utilizing this information to provide real time assistance to the shopper by selecting the proper sales associate to interact with the shopper.

The ‘890 patent relates to an improved method for enhancing customer assistance in retail stores through the use of advanced information monitoring systems. The inventors of the ‘890 patent recognized the need for brick-and-mortar retailers to adapt to the changing consumer behavior influenced by digital technology.

The patent offers a solution by integrating technology to analyze customer interactions with products in real-time, providing targeted assistance and enhancing the shopping experience. The ‘890 patent provides several advancements over previous methods, such as real-time analysis of customer interactions with products, including sentiment and object identification information, and utilizing this data to manage inventory and offer personalized responses.

The ‘672 patent introduces a novel system for real-time inventory management, marketing, and advertising within a retail store setting. The ‘672 patent addresses the emerging challenges in the retail sector, particularly for brick-and-mortar stores, in the context of the increasing prevalence of online shopping and the phenomenon of showrooming. The patent provides innovative solutions to enhance in-store customer experiences and counter the competitive pressures from online retail.

The inventors of the ‘672 patent recognized that there existed a significant gap in the brick-and-mortar retail sector’s ability to provide real-time, personalized experiences to customers, a feature commonly leveraged by online retailers. The patent offers a method and system that bridges this gap by utilizing technology to analyze consumer behavior and dynamically adjust marketing and inventory strategies.

The ‘550 patent is directed to a method of leveraging a customer’s metadata to enhance the customer experience and drive in-store foot-traffic.

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The ‘731 patent is directed to a method of leveraging a customer’s metadata to enhance the customer experience and generate personalized advertising for a particular customer.

The ‘484 patent is directed to a method that leverage artificial intelligence to deliver real-time, tailored marketing and advertising experiences at the point of decision-making.

The ‘571 patent received a patent term extension of 1,042 days and does not expire until May 25, 2037. The other patents in the family expire on July 18, 2034. Therefore, there is significant patent life remaining in the ‘571 patent family. Beginning well before the current expiration of our entire patent family, Alpha Modus intends to continue evolving with the industry and developing new concepts that support increasing revenue streams. Alpha Modus intends to expand the use of our patent family as a lever to develop a sales team to drive potential partnerships authorized under the ‘571 patent family.

Alpha Modus filed additional U.S. patent applications during 2025: (i) Patent Application No. 19/203,027 titled “Methods for Personalized Marketing of Retail Products”; (ii) Patent Application No. 19/233,507 titled “Methods for Personalized Marketing of Retail Products”; and (iii) Patent Application No. 19/309,240 titled “Methods and Systems for Providing Customer Assistance in a Retail Store.”

Alpha Modus believes the ‘571 patent and several family members are being infringed by many major retailers, service providers and consumer brands, and that the adoption of the ‘571 patent (and family) technology is occurring at an exponential pace in the retail marketplace.

Market Analysis

Alpha Modus believes it is at the center of major shifts in technology, consumer preferences and industry trends that are catalyzing the adoption of Alpha Modus’ patented solutions across its target retail markets.

There was approximately $62.35 billion U.S. retail media advertising spend in 2025, which is projected to surpass $97 billion in 2028 (eMarketer, Jan 29, 2025, https://www.emarketer.com/content/retail-media-forecast-report-update). Approximately $3.8 trillion in digitally influenced U.S. retail sales are expected in 2027, with 75% of in-store sales tied to digital engagement (Profitero+, June 17, 2025, https://www.profitero.com/blog/digitally-influenced-sales-phrase-that-unlocks-buyin-budget-for-ecommerce-leader). 53% of retailers deploy AI-powered signage, kiosks, & in-store targeting (NVIDIA, https://images.nvidia.com/aem-dam/Solutions/documents/retail-state-of-ai-report.pdf). Financial service kiosks for the underbanked are growing at approximately 16% CAGR (2025-2030) (Grand View Research, https://www.grandviewresearch.com/industry-analysis/bank-kiosk-market). AI personalization will influence approximately $1.3 trillion in retail spend by 2025 (Qualtrics, March 18, 2025 https://www.qualtrics.com/news/qualtrics-report-executives-are-hesitant-to-lead-in-ai-transformation-putting-up-to-1-3-trillion-at-risk/).

Approach and Value Proposition

Upon its first notification of allowance for the ‘571 patent in July of 2019, Alpha Modus decided to focus 100% of its resources on the expansion of the technology described in the ‘571 patent. The services covered by the ‘571 patent were just beginning to be adopted by retailers. Alpha Modus’ strategy was to build out the technology, resulting in a robust patent portfolio that would serve its stakeholders better, as early thought leaders in the retail digital marketing space. Alpha Modus intends to monetize its patent portfolio through licensing over the course of the next twelve months.

The Alpha Modus technology ecosystem aims to be the engine behind the most transformative retail and digital commerce experiences globally. Alpha Modus is focused on (i) empowering innovation through a scalable, IP-driven platform to deliver transformative retail and digital commerce experiences, (ii) combining technology, services and strategic partnerships to provide a comprehensive ecosystem to drive growth, and (iii) enabling IP-powered innovation across retail, digital engagement, and connected commerce, leveraging its diverse patent portfolio to unlock new opportunities.

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Ecosystem Overview

The Alpha Modus ecosystem is an intellectual property-driven environment that combines patented technologies, service infrastructure, and strategic partnerships to power scalable, defensible innovation across retail, digital engagement, and connected commerce. This ecosystem enables IP-powered innovation by integrating a robust patent portfolio with flexible licensing, a comprehensive service suite, and a growing partner network. Alpha Modus services are targeted to solution design, support and maintenance, installation and monitoring, call center support, data analytics, and strategy and planning to optimize AI retail applications. Alpha Modus’s software and technological solutions are focused on AI/machine learning, mobile applications, retail management, customer loyalty, and strategy and planning to enhance retail experiences. Alpha Modus’s hardware and infrastructure solutions are focused on tablets and displays, kiosks, and mobile devices as essential hardware components supporting AI retail technologies and customer engagement.

Competitive Advantage

Alpha Modus collaborates with retail technology and service providers to expand market reach and capabilities. The Company’s strategic alliances enable integration of diverse technologies and service offerings, and these partnerships enhance scalability and reduce friction in technology deployment.

Additionally, the Company’s robust intellectual property portfolio includes method patents across retail numerous retail use cases. Patents create defensible market positions and unlock ecosystem advantage. Alpha Modus’s technology ecosystem is designed to empower retail technologies into a unified scalable environment. Alpha Modus’ patent portfolio forms the backbone of its IP-driven ecosystem, covering core methods that power many of today’s AI applications in brick-and-mortar retail—such as smart kiosks, dynamic displays, targeted promotions, consumer analytics, and immersive in-store engagement.

Key AI-based focus areas of the Company’s technology include the following:

●	Real-Time Inventory Management – Alert sales associates, managers, distributors or brands immediately when inventory is low or out of stock. Help prevent lost sales and improves customer satisfaction by maintaining inventory control in brick-and-mortar and at the point of purchase.
●	Ads Based on Real-Time Customer Data – Serve customized ads or product information in real time based on customer demographic metadata such as age, gender, and emotions. Incorporate third party external data such as geo-location, weather, and events to tailor ads dynamically. Enhance customer engagement by providing relevant and timely information at the point of sale.
●	Customer Assistance Alerts (Shrinkage/Theft Prevention) – Real-time alerts to sales associates for customers needing assistance or suspicious activities at self-checkout, improving customer satisfaction and reducing loss through proactive theft prevention.
●	Smart Planograms – Using in-store data such as dwell time and foot traffic, AI determines optimal display layouts and product placements, improving store flow and increasing sales opportunities.
●	Driving Traffic into Brick-and-Mortar Retail – Stores and brands can leverage customer metadata such as search history, voice, age, gender, and location to send targeted ads for in-store purchases. This customization improves the shopper’s experience by delivering relevant promotions and product recommendations directly at the point of purchase.
●	AI-Generated Ads – Not all ads fit every customer, but brands can use customer data and images to generate targeted and customized ads at the point of purchase. This approach is targeted to enhance the customer experience and drive improved sales by showing the right message to the right audience at the right time.

Recent Developments

On January 11, 2024, Alpha Modus entered into a license agreement with GZ6G Technologies Corp. (“GZ6G”), which gives GZ6G the right to use Alpha Modus’ patented intellectual property, and pertains to GZ6G’s promotional, advertising, and operational functions, including co-development arrangements with Alpha Modus for AI-driven advertising solutions for stadiums and event management.

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On April 10, 2024, Alpha Modus entered into a license agreement with Xalles Holdings Inc. and its subsidiary, CashXAI Inc. (“CashX”), which gave CashX the exclusive right to use all of Alpha Modus’s patented intellectual property in connection with CashX’s promotional, advertising, and operational functions, including co-development arrangements with Alpha Modus, in connection with self-service kiosks located in retail food, drug and convenience stores for the purpose of serving unbanked and underbanked consumers, by offering banking, phone and insurance solutions to the consumer. An “unbanked” consumer means a person that does not have a checking or savings account with an FDIC-insured institution, and an “underbanked” consumer means a person that has or had a checking or savings account with an FDIC-insured institution, but regularly uses non-traditional banks such as Venmo or the Cash App, or lenders such as a check cashing company or payday lender. On July 21, 2025, the parties entered into a new agreement, but on or about September 12, 2025, Alpha Modus terminated the agreement with CashX.

Alpha Modus is continuing its efforts to provide mobile, kiosk, back office, and prepaid card services in the United States through its subsidiary, Alpha Modus Financial Services, LLC. Alpha Modus’s Financial Services division is focused on providing services to the underbanked via kiosks placed in retail locations, as well as a mobile application. The Company is targeting a national deployment of kiosks and a mobile application to support underbanked populations. Services include check cashing, money transfer and bill payments. Additional offerings such as gift cards, event tickets, and mobile top ups are anticipated. Comprehensive setup, installation, maintenance, and ongoing support of kiosks is anticipated to ensure service reliability.

Alpha Modus’s strategic alliance with VSBLTY is focused on the use of data and AI in retail settings to enhance the customer experience. VSBLTY offerings include the following: VisionCaptor™ uses artificial intelligence and machine learning to deliver targeted display content at the point of purchase. DataCaptor™ leverages camera and sensor technology through AI tools, enabling real-time analytics and anonymous audience data based on who and what the camera sees. VSBLTY Metrics offers industry-leading measurement that can validate media impressions at the point of sale.

In November 2025, Alpha Modus entered into a confidential patent license and authorized reseller agreement with a U.S.-based technology integrator to expand the reach of Alpha Modus’s AI-driven retail-intelligence ecosystem. The agreement strengthens the Company’s commercialization strategy by enabling qualified partners to integrate, promote, and deploy Alpha Modus’s patented technologies across a broader national footprint. Under the intellectual property license, the technology integrator received a non-exclusive, worldwide license to practice defined Alpha Modus patents covering real-time shopper analytics, in-store assistance, and personalized retail engagement. In consideration, the partner will remit a 10% royalty on gross revenues derived from customer licensed products, with quarterly reporting and payment terms. Reciprocally, Alpha Modus became a non-exclusive reseller of the partner’s digital-signage platform and related services under commercial terms that include a 30% discount from prevailing public pricing. This reciprocal framework establishes mutual market access allowing Alpha Modus to deliver its AI-powered engagement capabilities through integrated display networks while extending its partners’ reach into data-driven retail environments.

Alpha Modus intends to continue its intellectual property licensing and enforcement efforts in 2026. No assurances can be given that any of these plans will come to fruition or that, if implemented, they will necessarily yield positive results.

Legal Proceedings

From time to time, the Company may be involved in litigation relating to claims arising out of commercial operations in the normal course of business. As of the Closing Date, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the Company’s results of operations except as set forth below.

On January 16, 2024, Alpha Modus filed a patent infringement lawsuit against The Kroger Company alleging patent infringement of several Alpha Modus patents pertaining to the Company’s ‘571 patent portfolio encompassing retail marketing and advertising data-driven technologies to enhance consumer’s in-store experience at the point of decision. The complaint was filed in the United States District Court for the Eastern District of Texas (Case No. 2:2024-cv-00022), and the case has since been settled.

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On November 12, 2024, Alpha Modus filed a patent infringement lawsuit against Brookshire Grocery Co. alleging infringement of several Alpha Modus patents pertaining to its ‘571 patent, ‘825 patent, ‘672 patent, ‘890 patent and ‘880 patent, which encompass retail marketing and advertising data-driven technologies to enhance consumers’ in-store experience at the point of decision. The complaint was filed in the United States District Court for the Eastern District of Texas (Case No. 2:2024-cv-00919), and the case is in the claim construction and discovery stages.

On December 17, 2024, Alpha Modus filed a patent infringement lawsuit against Wakefern Food Corporation and Shelf Nine LLC alleging infringement of several Alpha Modus patents pertaining to its ‘571 patent, ‘825 patent, ‘672 patent, ‘890 patent and ‘880 patent, which encompass retail marketing and advertising data-driven technologies to enhance consumers’ in-store experience at the point of decision. The complaint was filed in the United States District Court for the Eastern District of Texas (Case No. 2:2024-cv-01056), and the case has since been settled.

On February 3, 2025, Alpha Modus filed a patent infringement lawsuit against Walgreen Co. alleging infringement of several Alpha Modus patents pertaining to its ‘571 patent, ‘825 patent, ‘672 patent, ‘890 patent and ‘880 patent, which encompass retail marketing and advertising data-driven technologies to enhance consumers’ in-store experience at the point of decision. The complaint was filed in the United States District Court for the Eastern District of Texas (Case No. 2:2025-cv-00120), and the case has since been settled.

On April 15, 2025, Alpha Modus filed a patent infringement lawsuit against Optisigns, Inc. alleging infringement of several Alpha Modus patents pertaining to its ‘571 patent, ‘825 patent, ‘672 patent, ‘890 patent and ‘880 patent, which encompass retail marketing and advertising data-driven technologies to enhance consumers’ in-store experience at the point of decision. The complaint was filed in the United States District Court for the Southern District of Texas (Case No. 4:2025-cv-01727), and the case has since been settled.

On August 21, 2025, Alpha Modus filed a patent infringement lawsuit against Cooler Screens, Inc. alleging infringement of several Alpha Modus patents pertaining to its ‘571 patent, ‘672 patent, and ‘890 patent, which encompass retail marketing, advertising data-driven technologies to enhance consumers’ in-store experience at the point of decision. The complaint was filed in the United States District Court for the Northern District of Illinois (Case No. 1:25-cv-10004), and the case is in its initial pleading stage.

On August 25, 2025, Alpha Modus filed a patent infringement lawsuit against A2Z Cust2Mate Solutions Corp. alleging infringement of several Alpha Modus patents pertaining to its ‘672 patent, ‘890 patent, ‘880 patent, ‘120 patent, and ‘121 patent, which encompass retail marketing, advertising data-driven, real-time shopper engagement, digital signage, autonomous retail optimization, and other technologies to enhance consumers’ in-store experience at the point of decision. The complaint was filed in the United States District Court for the Eastern District of Texas (Case No. 2:25-cv-00868), and the case is in its initial pleading stage.

On August 29, 2025, Alpha Modus filed a patent infringement lawsuit against The Kroger Company alleging infringement of several Alpha Modus patents pertaining to its ‘571 patent, ‘672 patent, ‘890 patent, ‘880 patent, ‘120 patent, ‘731 patent, ‘121 patent, and ‘718 patent, which encompass retail marketing, advertising data-driven, real-time shopper engagement, digital signage, autonomous retail optimization, consumer behavior analysis to optimize product layout, inventory management, and other technologies to enhance consumers’ in-store experience at the point of decision. The complaint was filed in the United States District Court for the Eastern District of Texas (Case No. 2:25-cv-00923), and the case is in its initial pleading stage.

On September 4, 2025, Alpha Modus filed a patent infringement lawsuit against Creative Realities, Inc. alleging infringement of several Alpha Modus patents pertaining to its ‘571 patent, 825 patent, ‘672 patent, ‘890 patent, and ‘880 patent, which encompass retail marketing and advertising data-driven technologies to enhance consumers’ in-store experience at the point of decision. The complaint was filed in the United States District Court for the Eastern District of Texas (Case No. 2:25-cv-009311), and the case is in its initial pleading stage.

On September 10, 2025, Alpha Modus filed a patent infringement lawsuit against MNTN, Inc. alleging infringement of several Alpha Modus patents pertaining to its ‘571 patent, 890 patent, and ‘731 patent, which encompass retail marketing and advertising data-driven technologies to enhance consumers’ in-store experience at the point of decision. The complaint was filed in the United States District Court for the Western District of Texas (Case No. 1:25-cv-01466), and the case is in its initial pleading stage.

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On September 12, 2025, Alpha Modus filed a patent infringement lawsuit against Allerin Tech Pvt. Ltd. alleging infringement of several Alpha Modus patents pertaining to its ‘571 patent, ‘825 patent, ‘120 patent, ‘890 patent, ‘880 patent, ‘672 patent, ‘550 patent, ‘731 patent, and ‘121 patent, which encompass retail marketing, advertising data-driven, real-time shopper engagement, digital signage, autonomous retail optimization, consumer behavior analysis to optimize product layout, inventory management, and other technologies to enhance consumers’ in-store experience at the point of decision. The complaint was filed in the United States District Court for the Eastern District of Texas (Case No. 2:25-cv-00947), and the case is in its initial pleading stage.

On September 18, 2025, Alpha Modus filed a patent infringement lawsuit against Mood Media LLC alleging infringement of several Alpha Modus patents pertaining to its ‘571 patent, ‘825 patent, ‘120 patent, ‘550 patent, ‘890 patent, ‘880 patent, ‘120 patent, and ‘731 patent, which encompass retail marketing, advertising data-driven, real-time shopper engagement, digital signage, autonomous retail optimization, consumer behavior analysis to optimize product layout, inventory management, and other technologies to enhance consumers’ in-store experience at the point of decision. The complaint was filed in the United States District Court for the Western District of Texas (Case No. 1:25-cv-01527), and the case is in its initial pleading stage.

On September 24, 2025, Alpha Modus filed a patent infringement lawsuit against RetailNext Inc. alleging infringement of several Alpha Modus patents pertaining to its ‘825 patent, ‘120 patent, ‘550 patent, and ‘890 patent, which encompass retail marketing and advertising data-driven technologies to enhance consumers’ in-store experience at the point of decision. The complaint was filed in the United States District Court for the Eastern District of Texas (Case No. 2:25-cv-00977). and the case is in its initial pleading stage.

On October 2, 2025, Alpha Modus filed a patent infringement lawsuit against Navori SA and meldCX Pty Ltd. alleging infringement of several Alpha Modus patents pertaining to its ‘571 patent, ‘550 patent, ‘890 patent, and ‘731 patent, which encompass retail marketing and advertising data-driven technologies to enhance consumers’ in-store experience at the point of decision. The complaint was filed in the United States District Court for the Eastern District of Texas (Case No. 2:25-cv-01000). and the case is in its initial pleading stage.

On October 3, 2025, Alpha Modus filed a patent infringement lawsuit against Sensormatic Electronics, LLC and Johnson Controls International, PLC alleging infringement of several Alpha Modus patents pertaining to its ‘825 patent, ‘550 patent, ‘890 patent, and ‘880 patent, which encompass retail marketing and advertising data-driven technologies to enhance consumers’ in-store experience at the point of decision. The complaint was filed in the United States District Court for the Eastern District of Texas (Case No. 2:25-cv-01003). and the case is in its initial pleading stage.

On October 8, 2025, Alpha Modus filed a patent infringement lawsuit against Lowe’s Companies, Inc. and Lowe’s Home Centers, LLC alleging infringement of several Alpha Modus patents pertaining to its ‘672 patent, ‘890 patent, ‘120 patent, ‘731 patent, and ‘550 patent, which encompass systems for real-time inventory management, customer assistance, personalized in-store advertising, dynamic store layout optimization, and behavioral data-driven retail engagement. The complaint was filed in the United States District Court for the Eastern District of Texas (Case No. 2:25-cv-01026), and the case is in its initial pleading stage.

On October 22, 2025, Alpha Modus filed a patent infringement lawsuit against 7-Eleven, Inc. alleging infringement of several Alpha Modus patents pertaining to its ‘571 patent, ‘890 patent, ‘880 patent, ‘120 patent, ‘731 patent, ‘550 patent, ‘121 patent, and ‘718 patent, which encompass the capability to analyze consumer behavior and product interaction in real-time, which allows businesses to dynamically adjust their marketing strategies to meet the immediate needs of consumers at pivotal purchasing decision moments. The complaint was filed in the United States District Court for the Eastern District of Texas (Case No. 2:25-cv-01060), and the case is in its initial pleading stage.

On November 3, 2025, Alpha Modus filed a patent infringement lawsuit against Adroit Worldwide Media, Inc. alleging infringement of several Alpha Modus patents pertaining to its ‘672 patent, ‘890 patent, ‘880 patent, and ‘121 patent, which encompass systems that enable real-time inventory management, personalized shopper engagement, and automated frictionless-checkout experiences. The complaint was filed in the United States District Court for the Central District of California (Case No. 8:25-cv-02471), and the case is in its initial pleading stage.

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On November 12, 2025, Alpha Modus filed a patent infringement lawsuit against Atliq Technologies Pvt. Ltd. alleging infringement of several Alpha Modus patents pertaining to its ‘571 patent, ‘672 patent, ‘890 patent, and ‘550 patent, which encompass the capability to analyze consumer behavior and product interaction in real-time, which allows businesses to dynamically adjust their marketing strategies to meet the immediate needs of consumers at pivotal purchasing decision moments. The complaint was filed in the United States District Court for the Eastern District of Texas (Case No. 2:25-cv-01120), and the case is in its initial pleading stage.

On November 14, 2025, Alpha Modus filed a patent infringement lawsuit against Industria De Diseño Textil, S.A., and Zara USA, Inc., alleging infringement of several Alpha Modus patents pertaining to its ‘890 patent, ‘880 patent, ‘731 patent, and ‘121 patent, which encompass the capability to analyze consumer behavior and product interaction in real-time, which allows businesses to dynamically adjust their marketing strategies to meet the immediate needs of consumers at pivotal purchasing decision moments. The complaint was filed in the United States District Court for the Eastern District of Texas (Case No. 2:25-cv-01125), and the case is in its initial pleading stage.

On November 21, 2025, Alpha Modus filed a patent infringement lawsuit against V-Count Global Holding Ltd., alleging infringement of several Alpha Modus patents pertaining to its ‘825 patent, ‘672 patent, ‘890 patent, ‘120 patent, ‘880 patent, ‘731 patent, ‘550 patent, and ‘121 patent, which encompass systems that enable real-time inventory management, personalized shopper engagement, and automated frictionless-checkout experiences. The complaint was filed in the United States District Court for the Eastern District of Texas (Case No. 2:25-cv-01145), and the case is in its initial pleading stage.

On November 21, 2025, Alpha Modus filed a patent infringement lawsuit against Stratacache, Inc., alleging infringement of several Alpha Modus patents pertaining to its ‘120 patent, ‘880 patent, ‘890 patent, ‘550 patent, ‘731 patent, ‘121 patent, and ‘718 patent, which encompass systems that enable real-time inventory management, personalized shopper engagement, and automated frictionless-checkout experiences. The complaint was filed in the United States District Court for the Central District of California (Case No. 2:25-cv-11234), and the case is in its initial pleading stage.

On December 1, 2025, Alpha Modus filed a patent infringement lawsuit against H&M Fashion USA, Inc., alleging infringement of several Alpha Modus patents pertaining to its ‘890 patent, ‘120 patent, ‘880 patent, ‘731 patent, and ‘121, which encompass methods and systems for monitoring shopper behavior, analyzing product interactions, optimizing product placement, managing inventory in real time, and enabling seamless in-store purchase experiences. The complaint was filed in the United States District Court for the Eastern District of Texas (Case No. 2:25-cv-01182), and the case is in its initial pleading stage.

Facilities

Alpha Modus’ headquarters is a virtual facility with an address in Cornelius, North Carolina. Having a virtual headquarters has allowed Alpha Modus to operate with minimal overhead that was not needed to support its current staff. Operations, research and development functions are currently conducted virtually, and Alpha Modus believes its current virtual facility is adequate and suitable for its current needs. Alpha Modus’ plans to expand licensing the ‘571 family of patents through a small internal sales team will require Alpha Modus to secure a suitable alternative space to accommodate its operations.

Corporate Information

Alpha Modus’ principal executive offices are located at 20311 Chartwell Center Drive, #1469, Cornelius, North Carolina, 28031. Alpha Modus’ website address is www.AlphaModus.com. Information contained on or accessible through Alpha Modus’ website is not a part of this prospectus, and the inclusion of Alpha Modus’ website address in this proxy statement/prospectus is an inactive textual reference only.

2024 Business Combination

The Company was originally incorporated in Delaware on April 20, 2021, as a special purpose acquisition company under the name “Insight Acquisition Corp.” (“INAQ”). On October 13, 2023, the Company and Alpha Modus, Corp. entered into the Business Combination Agreement, which was subsequently amended on June 21, 2024. Pursuant to the Business Combination Agreement, as amended, Alpha Modus, Corp., and the Company agreed that (i) each share of Alpha Modus, Corp. common stock (other than those properly exercising any applicable appraisal rights under applicable law) would be converted into (A) one share of Company common stock, and (B) the contingent right to receive a pro rata portion of the Earnout Shares (as defined below) (which may be zero); and (iii) each share of Alpha Modus, Corp. preferred stock (other than those properly exercising any applicable appraisal rights under applicable law) would be converted into (A) one share of Company Series C Preferred Stock, and (B) the contingent right to receive a pro rata portion of the Earnout Shares (as defined below) (which may be zero) (collectively the “Merger Consideration”).

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The stockholders of Alpha Modus, Corp. may be issued up to 2,200,000 additional shares of Company common stock (the “Earnout Shares”). The Earnout Shares will be earned and issued in one-third (1/3) increments (of approximately 733,333 shares) if, for any twenty (20) trading days within any thirty (30)-consecutive trading day period beginning at least 180 days after the Closing and on or prior to the 5-year anniversary of the Closing, the VWAP of the Company’s common stock equals or exceeds $13.00 per share, $15.00 per share and $18.00 per share (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing), respectively, with all remaining Earnout Shares earned and issued upon certain changes of control of the Company at or prior to the 5-year anniversary of the Closing.

Additionally, at the Closing, the Company’s sponsor, Insight Acquisition Sponsor LLC (the “Sponsor”) was required to deposit 750,000 shares of Company common stock into escrow (the “Sponsor Earnout Shares”), and the Sponsor Earnout Shares will be released to the Sponsor according to the same milestones and timelines applicable to the Earnout Shares described above. Additionally, the Company and the Sponsor agreed that the Sponsor will forfeit and cancel 750,000 shares of Company common stock at Closing. Finally, at the Closing, (i) the Company will to use its best efforts to pay off the Company’s loan(s) from Polar Multi-Strategy Master Fund (“Polar”) (expected to be approximately $975,000 at Closing), (ii) the Company will use its best efforts to pay Alpha Modus, Corp.’s loans from Janbella Group, LLC (“Janbella”) (expected to be approximately $1,400,000 at Closing), (iii) the Company will issue to Janbella 1,392,308 shares of Company common stock, (iv) the Company will issue to Michael Singer 125,000 shares of Company common stock, (v) the Company will issue to Cantor Fitzgerald & Co. (“Cantor”) 210,000 shares of Company common stock, and (vi) the Company will issue to Odeon Capital Group, LLC (“Odeon”) 90,000 shares of Company common stock.

Cantor, the representative of the underwriters in the Company’s original IPO in September 2021, was entitled to a deferred underwriting commission upon the closing of the Business Combination of $6,600,000, which amount was not subject to change based on redemption levels. On June 20, 2024, Cantor and Odeon entered into fee modification agreements with the Company pursuant to which (i) Cantor would be issued 210,000 shares of Company common stock and Odeon would be issued 90,000 shares of Company common stock at the closing of the Business Combination, and (ii) Cantor and Odeon would waive the right to any further underwriting commissions or other payments by the Company under its Underwriting Agreement with them, subject to the other terms of those fee modification agreements.

On October 29, 2024, Company stockholders approved the Business Combination and other transactions and proposal presented within the proxy statement/prospectus in connection with Business Combination transactions.

Financing in Connection with Business Combination

On October 23, 2024, Alpha Modus Holdings, Inc. (the “Company”) entered into a securities purchase agreement (the “SPA”) with Streeterville Capital, LLC (the “Investor”), pursuant to which the Company would sell, and the Investor would purchase, a secured convertible promissory note in the original principal amount of $2,890,000 (the “Note” or the “Convertible Note”) for a net purchase price of $2,600,000 (after deducting an original issue discount of $260,000, and payment of $30,000 for the Investor’s legal, accounting, due diligence, asset monitoring, and other transaction expenses).

The SPA included customary representations, warranties and covenants by the Company and customary closing conditions. The SPA granted the Investor (i) the right to fund up to an additional $5,000,000 to the Company, with the Company’s consent, through the date that is six months following repayment of the Note in full (the “Reinvestment Right”), and (ii) the exclusive right, on customary market terms, to enter into an equity line of credit or other similar financing arrangement with the Company for at least $20,000,000, through the date that is one year following the Purchase Price Date (defined below). Pursuant the SPA, Alpha Modus, Corp. was required to guarantee all of the Company’s obligations under the Note and related transaction documents pursuant to a guaranty agreement (the “Guaranty”), and the Note will also be secured by security agreements (the “Security Agreements”) by and between the Investor and both the Company and Alpha Modus, Corp., granting the Investor first priority security interests in all assets of the Company, as well as all assets of Alpha Modus, Corp., including all of Alpha Modus’ intellectual property (and including Alpha Modus’ patent portfolio) pursuant to a separate intellectual property security agreement (the “IP Security Agreement”). Additionally, the Company and Alpha Modus (collectively the “Borrowers”), and William Alessi, his entity, Janbella Group, LLC, and the trusts deemed to be beneficially owned by Mr. Alessi (each a “Capital Party” and collectively the “Capital Parties”), were required to execute at closing a subordination and voting agreement (the “Subordination Agreement”) pursuant to which (i) all of the Borrowers’ indebtedness and obligations to each Capital Party were subordinated to Investor, (ii) all security interests of any Capital Party were subordinate to Investor’s security interests, (iii) the Borrowers would not make any payments to any Capital Party, (iv) none of the Capital Parties would accelerate any subordinated debt or equity, (v) and no Capital Party would convert or exchange their preferred stock of the Company into Common Stock, until such time as the Investor had been fully paid and all financing agreements between the Investor and the Borrowers were terminated.

S-15

The Note matured 18 months following the date the purchase price is delivered to the Company (the “Purchase Price Date”), accrued interest of 10% per annum, was prepayable (after providing five trading days’ notice) at a 20% premium to the then-outstanding balance of the Note, and was convertible into Class A common stock (“Common Stock”) of the Company as described below. Within 30 days of the Purchase Price Date, the Company was obligated to file a registration statement on Form S-1 with the SEC registering a number of shares of Common Stock issuable upon conversion of the Note, and such registration statement was filed as described below.

The Note was convertible at the election of the Investor into shares of Common Stock at any time following the earlier of the effective date of the registration statement described above or one year following the Purchase Price Date, at a conversion price equal to 90% multiplied by the lowest daily volume-weighted average price during the five trading days preceding conversion, and provided that (i) the Investor may not convert the Note into shares of Common Stock to the extent that such conversion would result in the Investor’s beneficial ownership of Common Stock being in excess of 4.99% (or 9.99% if the Company’s market capitalization is less than $10 million), and provided that (ii) the Note is not convertible into a total cumulative number of shares of Common Stock in excess of the number of shares of Common Stock permitted by Nasdaq Listing Rule 5635 (the “Exchange Cap”). Pursuant to the terms of the Note, the Company was required to, within 120 days of the Purchase Price Date, seek shareholder approval of the Note and the issuance of shares of Common Stock, issuable upon conversion of the Note and pursuant to the Reinvestment Right, in excess of the Exchange Cap (the “Shareholder Approvals”). If such shareholder approval is not obtained within 120 days, the Company was required to continue to seek shareholder approval every three months thereafter until shareholder approval is obtained. Pursuant to the Subordination Agreement, each Capital Party was required to vote all of their shares of Company stock in favor of the Shareholder Approvals. Under the SPA, the Company was required to initially reserve 7,500,000 shares of its Common Stock for issuance to the Investor under the Note, and the Company was required to add additional shares to the reserve in increments of 100,000 shares when requested by the Investor if at the time of the request the number of shares being held in reserve is less than three times the number of shares of Common Stock equal to the outstanding balance under the Note divided by the applicable conversion price at that time.

On December 12, 2024, the Company amended the SPA (the “Amended SPA”) to revise the terms of the Note. Pursuant to the Amended SPA, the Note was not convertible below a floor price of $4.00/share, but if the closing bid price of the Company’s common stock is less than the floor price for ten consecutive trading days, the Company is required to begin making monthly payments under the Note on the date that is 90 days following the original funding date.

On or about December 13, 2024, the Company issued the Note to the Investor, the Note was funded on or about December 16, 2024, and the closing bid price of the Company’s common stock was subsequently less than the $4.00 floor price for more than ten consecutive trading days, which, under the terms of the Amended SPA, would have required the Company to begin making monthly payments under the Note, with those monthly payments commencing on March 16, 2025, and with those monthly payments being equal to 120% multiplied by the outstanding balance divided by the lesser of 6 or the number of months remaining until the Note’s maturity date.

S-16

On January 27, 2025, the Company and the Investor entered into an amendment to the Note providing that (i) the Company was not required to begin making monthly payments under the Note until May 16, 2025, (ii) the monthly payments will equal $485,000.00 plus all accrued but unpaid interest, multiplied by 120%, and (iii) the Company would pay to the Investor 50% of all proceeds received by the Company from any equity line of credit or similar arrangement within one trading day of receipt by the Company.

On April 28, 2025, the Company and the Investor entered into a second amendment to the Note (the “Second Amendment”) providing that (i) the 20% prepayment penalty under the Note was eliminated, but the outstanding balance of the Note was increased to $3,597,501.71 (i.e., the outstanding balance under the Note as of April 28, 2025, plus the prepayment penalty of 20% as of April 28, 2025), (ii) the Company would have the right on up to three occasions to extend the monthly payment start date for one month, with the outstanding balance automatically increasing by one percent for each extension, (iii) the monthly payments would equal $582,000 plus all accrued but unpaid interest, (iv) the floor price was reduced to $1.25, (v) the Investor’s beneficial ownership limitation was increased to 9.99%, (vi) the Company agreed to hold a stockholder meeting within 60 days to approve the issuances to the Investor under the Note and under an equity line of credit agreement with the Investor in excess of the Exchange Cap (as such term was defined in the Note), (vii) the Company agreed to sell the Investor 1,250,000 shares of common stock (the “Pre-Delivery Shares”) for $125, which Pre-Delivery Shares shall be used by the Investor only as pre-delivery shares under the Note and a future equity line of credit agreement between the Company and the Investor, (viii) the Company agreed to file a registration statement to register the Pre-Delivery Shares and other shares of common stock issuable to the Investor upon conversion of the Note, and (ix) the Investor provided its written consent to the Company entering into the Patent Monetization Agreement and Option Agreement described below.

A registration statement registering shares for resale by the Investor was filed by the Company with the SEC pursuant to the Company’s obligations under the Second Amendment to register Pre-Delivery Shares and other shares of common stock issuable to the Investor upon conversion of the Note (of which 1,250,000 Pre-Delivery Shares and 3,000,000 other conversion shares were registered for resale in that registration statement). That registration statement was declared effective by the SEC on May 23, 2025. On May 29, 2025, the Investor converted $767,000 of the Note into 613,600 shares of Company common stock. On June 11, 2025, the Investor converted $125,000 of the Note into 100,000 shares of Company common stock. On July 10, 2025, the Investor converted $162,500 of the Note into 130,000 shares of Company common stock. On July 16, 2025, the Investor converted $150,000 of the Note into 120,000 shares of Company common stock. On July 23, 2025, the Investor converted an aggregate of $2,545,500 of the Note into 2,036,400 shares of Company common stock, leaving a balance due to the Investor under the Note of approximately $11,312.28, which the Company paid on July 23, 2025, satisfying the note in full. On or about July 25, 2025, the Company repurchased the 1,250,000 Pre-Delivery Shares from the Investor for $125, and on or about August 6, 2025, the Pre-Delivery Shares were returned to the Company by the Investor and cancelled.

Business Combination Closing

On December 13, 2024, the parties to the Business Combination Agreement consummated the Business Combination, and in connection with closing issued the Note to the Investor, and entered into the Guaranty, Security Agreements, IP Security Agreement, and Subordination Agreement. Immediately upon the consummation of the Business Combination, Alpha Modus, Corp. became a wholly owned subsidiary of the Company, the Company changed its name to “Alpha Modus Holdings, Inc.,” and the Company is now listed on Nasdaq under the symbol “AMOD”. The Business Combination was accounted for as a reverse recapitalization. Under this method of accounting, INAQ is treated as the acquired company for financial statement reporting purposes. See “Unaudited Pro Forma Condensed Combined Financial Information and Other Data.” Legacy Alpha Modus’s financial statements for previous periods will be disclosed in the Company’s future periodic reports filed with the SEC.

In connection with the Business Combination, approximately 426,136 shares of common stock were redeemed, which represented a significant portion of the publicly traded shares outstanding immediately prior to the Business Combination and resulted in only approximately $1.16 million of cash from the INAQ trust account becoming available to Alpha Modus in connection with the closing of the Business Combination. In the Business Combination, the Company issued 5,295,000 shares of common stock and 7,500,000 shares of Series C Preferred Stock to Legacy Alpha Modus’s shareholders as merger consideration in the Business Combination, and the Company issued 1,817,308 shares of common stock to various parties as required by the Business Combination Agreement. Immediately following the Business Combination, including the redemption of shares described above, there were 12,455,252 shares of the Company’s common stock (all Class A common stock) issued and outstanding, and 7,500,000 shares of the Company’s Series C Preferred Stock issued and outstanding.

S-17

As a result of becoming a publicly traded company, we will need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Other Recent Developments

On April 28, 2025, the Company entered into a Patent Monetization Agreement (the “Patent Monetization Agreement”) with Alpha Modus Ventures, LLC, a North Carolina limited liability company controlled by the Company’s Chief Executive Officer, William Alessi (“AMV”), pursuant to which the Company agreed to provide litigation funding to AMV in connection with AMV’s recently filed patent litigation suit against Broadcom Inc. for infringement of AMV’s patents relating to methods and apparatus for transporting of fibre channel data over ethernet (U.S. Patent Nos. 11,108,591, 11,303,473, and 11,310,077), and the parties agreed that the gross proceeds from the litigation would first be paid to the Company until it has received the return of amounts funded for the litigation, and then 65% to the Company until it has received a five times return, then 45% to the Company until it has received an additional two times return, and then 35% to the Company.

On April 28, 2025, and in connection with entering into the Patent Monetization Agreement, the Company entered into an Option Agreement (the “Option Agreement”) with AMV’s owners (Janbella Group, LLC, an entity controlled by Mr. Alessi, and Chris Chumas, the Company’s Chief Sales Officer), pursuant to which the Company received the right to acquire AMV from its owners for an option exercise price consisting of the following: (i) the termination by the Company of the Patent Monetization Agreement and AMV’s related payment obligations to the Company under the Patent Monetization Agreement, (ii) the payment of $300,000 to Janbella Group, LLC (in satisfaction of which Janbella Group, LLC will release AMV of its $300,000 repayment obligation to Janbella Group, LLC) as soon as the Investor (defined above) has been repaid in full, and (iii) the issuance by the Company to AMV’s owners in the aggregate of a number of shares of common stock equal to $35,000,000 divided by the closing price of the Company’s common stock immediately prior to closing, which closing shall not occur until the Company’s shareholders have approved such transaction and issuance of common stock as required by Nasdaq’s listing rules.

The Company has not made any payments or assisted with any litigation funding under the Patent Monetization Agreement, and the Company does not expect to receive any payments under that agreement, nor does it expect to exercise any right to acquire AMV pursuant to the Option Agreement.

On May 27, 2025, the Company entered into an exchange agreement (the “Exchange Agreement”) with four family trusts of the Company’s CEO, William Alessi, pursuant to which the trusts would exchange an aggregate of 3,200,000 shares of Series C Preferred Stock (800,000 shares held in the name of The WRA 2023 Irrevocable Trust, 800,000 shares held in the name of The Janet Alessi 2023 Irrevocable Trust, 800,000 shares held in the name of The Isabella Alessi 2023 Irrevocable Trust, and 800,000 shares held in the name of The Kim Alessi Richter Irrevocable Trust, all of which are deemed to be beneficially owned by Mr. Alessi as Mr. Alessi’s spouse is the trustee of each of the trusts) for an aggregate of 26,079,868 shares of Class A common stock (with each of the trusts being issued 6,519,967 shares of common stock). In the Exchange Agreement, each of the trusts agreed not to sell or otherwise transfer the shares of common stock to be received in the exchange until June 13, 2026 (except for permitted transfers to an affiliate). On or about June 29, 2025, the trusts’ 3,200,000 preferred shares were cancelled, and 26,079,868 shares of common stock were issued to the trusts.

On July 15, 2025, the Company issued a promissory note to The Alessi 2023 Irrevocable Trust, one of the family trusts of the Company’s CEO, William Alessi, in the original principal amount of $2,142,857, in consideration of $1,500,000 in funding received by the Company from the ender on or about July 10, 2025. The note accrues interest at eight percent (8%) per annum, matures on April 30, 2026, and is convertible into shares of common stock of the Company at the election of the holder at a $5.00 per share conversion price.

S-18

As described above, as of July 23, 2025, the note issued to Streeterville Capital, LLC had been fully satisfied.

On September 16, 2025, the Company issued a promissory note to The Alessi 2023 Irrevocable Trust, one of the family trusts of the Company’s CEO, William Alessi, in the original principal amount of $714,286, in consideration of $500,000 in funding received by the Company from the Lender on or about September 16, 2025. The note accrues interest at eight percent (8%) per annum, matures on September 15, 2026, and is convertible into shares of common stock of the Company at the election of the holder at a $5.00 per share conversion price.

Effective October 19, 2025, the Company entered into a securities purchase agreement (the “Haase-Dubosc Securities Purchase Agreement”) with the Nancy Helen Wallace and Gerard Haase-Dubosc Family Trust (the “Haase-Dubosc Trust”), pursuant to which the Company issued (i) a convertible promissory note to the Haase-Dubosc Trust in the original principal amount of $400,000 (the “Haase-Dubosc Note”), and (ii) warrants to purchase 363,636 shares of Company Class A common stock at an exercise price of $1.10/share, for a total purchase price of $400,000 (the “Haase-Dubosc Warrants”). The Haase-Dubosc Note accrues interest at 7% per annum, matures on October 15, 2026, and is convertible into shares of common stock of the Company at the election of the holder at any time 6 months following issuance of the note at a fixed, non-variable conversion price equal to 80% of the 5-day volume-weighted average price on the first trading day following issuance of the note, or $0.896/share. The Haase-Dubosc Note and Haase-Dubosc Warrants were issued to the Haase-Dubosc Trust on October 19, 2025.

Effective December 2, 2025, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with AIFirst Ventures LLC (“AIFirst”), pursuant to which the Company issued (i) a convertible promissory note to AIFirst in the original principal amount of $250,000 (the “AIFirst Note”), and (ii) a common stock purchase warrant to AIFirst to purchase 1,000,000 shares of Company Class A common stock at an exercise price of $1.00/share (the “AIFirst Warrant”), for an aggregate purchase price of $250,000. The AIFirst Note does not accrue interest, matures on October 30, 2026, and is convertible into shares of Class A common stock of the Company at the election of the holder at any time 6 months following issuance of the note at a fixed, non-variable conversion price equal to 80% of the 5-day volume-weighted average price on the first trading day following issuance of the note (or $0.617, based on the 5-day volume-weighted average price on December 3, 2025, of approximately $0.771). The purchase price was paid by AIFirst to the Company on December 2, 2025, and the AIFirst Note and AFirst Warrant were issued by the Company to AIFirst effective as of December 2, 2025.

Effective December 30, 2025, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Alexander Haase-Dubosc, pursuant to which the Company issued a convertible promissory note to the investor in the original principal amount of $110,000 for a purchase price of $100,000. The note accrues interest at 7% per annum, matures on December 29, 2026, and is convertible into shares of Class A common stock of the Company at the election of the holder at any time 6 months following issuance of the note at a fixed, non-variable conversion price equal to 80% of the 5-day volume-weighted average price on the first trading day following issuance of the Note (the 5-day VWAP on December 31, 2025). The purchase price was paid by the investor to the Company on December 30, 2025, and the note was issued by the Company to the investor effective as of December 30, 2025.

Although Alpha Modus’ audited financial statements for the years ended December 31, 2024 and 2023, were prepared under the assumption that it would continue operations as a going concern, the report of its independent registered public accounting firm that accompanies its financial statements for the years ended December 31, 2024 and 2023, contains a going concern qualification in which such firm expressed substantial doubt about Alpha Modus’ ability to continue as a going concern, based on its financial statements and results at that time, including its lack of current revenues, recurring losses from operations and net capital deficiency.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) ending December 31, 2026, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

Controlled Company

By virtue of the fact that Alpha Modus’ CEO, William Alessi, is deemed to beneficially own shares of stock having more than 50% of the total voting power of the shares of our capital stock, we qualify as a “controlled company” within the meaning of the corporate governance standards of the Nasdaq. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that (i) a majority of our board consist of independent directors, (ii) we have a compensation committee that is composed entirely of independent directors, and (iii) we have a nominating/corporate governance committee that is composed entirely of independent directors.

S-19

Risk Factors

An investment in our common stock involves a high degree of risk. Prior to making a decision about investing in our common stock, you should consider carefully the specific risk factors set forth below and discussed in the sections entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K, as may be revised or supplemented by our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, as filed with the SEC and which are incorporated in this prospectus supplement by reference in their entirety, as updated or superseded by the risks and uncertainties described under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement, together with other information in this prospectus supplement, the documents incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also impair our business. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be unduly relied upon to anticipate results or trends in future periods. If any of the risks or uncertainties described in our SEC filings or any additional risks and uncertainties actually occur, our business, financial condition, results of operations and cash flow could be materially and adversely affected. In that case, the trading price of our common stock could decline and you might lose all or part of your investment. Please also read carefully the section below titled “Cautionary Note Regarding Forward-Looking Statements.”

Additional Risks Related to This Offering

Alpha Modus is a “controlled company” within the meaning of the listing rules of Nasdaq and, as a result, can rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

Alpha Modus’ CEO, William Alessi, is deemed to beneficially own or control approximately 74.3% of Alpha Modus’s common stock and 90% of Alpha Modus’s preferred stock. As a result, Alpha Modus is deemed to be a “controlled company” as defined under the listing rules of Nasdaq. Under Nasdaq listing rules, controlled companies are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group, or another company. For as long as Alpha Modus remains a controlled company, Alpha Modus will be permitted to elect to rely on certain exemptions from Nasdaq’s corporate governance rules, including the following:

●	an exemption from the rule that a majority of its board of directors must be independent directors;

●	an exemption from the rule that its compensation committee be composed entirely of independent directors;

●	an exemption from the rule that its director nominees must be selected or recommended solely by independent directors or a nominating committee composed solely of independent directors;

Although Alpha Modus does not currently intend for Alpha Modus to rely on the “controlled company” exemptions to Nasdaq’s corporate governance rules, Alpha Modus could elect to rely on these exemptions in the future. If it elected to rely on those “controlled company” exemptions, a majority of the members of Alpha Modus’s board of directors might not be independent directors, its nominating and corporate governance and compensation committees might not consist entirely of independent directors, and you would not have the same protection afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance rules.

Management will have broad discretion as to the use of the proceeds from this offering and may not use the proceeds effectively.

Because we have not designated the amount of net proceeds from this offering to be used for any particular purpose, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of the offering. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value.

You may experience immediate and substantial dilution.

The shares sold in the public offering, if any, will be sold from time to time at various prices. However, it is possible that the offering price of our common stock will be substantially higher than the net tangible book value per share of our outstanding common stock. Therefore, if you purchase shares of our common stock in this offering, you may pay a price per share that substantially exceeds our net tangible book value per share after giving effect to this offering. You may also experience additional dilution upon the exercise of options, vesting of restricted stock units, including those options and restricted stock units currently outstanding and those granted in the future, the issuance of restricted stock or other equity awards under our stock incentive plans, or upon conversion of any convertible securities that may be issued in the future. In addition, in the past, we have issued options to acquire common stock at prices significantly below the offering price and have granted restricted stock units. To the extent these outstanding options are ultimately exercised or these restricted stock units vest, you will incur additional dilution.

If you purchase shares of our common stock sold in this offering, you will likely experience immediate and substantial dilution in the net tangible book value of your shares.

If the offering price per share you pay in this offering exceeds the net tangible book value per share of our common stock, you will be immediately diluted to the extent of the difference between the amount you pay per share and the as adjusted net tangible book value per share of our common stock after giving effect to this offering. Assuming we sell an aggregate amount of $3,500,000 in this offering at an assumed public offering price of $0.462 per share, the closing price per share of our common stock on the Nasdaq Capital Market on January 2, 2026, and after deducting commissions and estimated aggregate offering expenses payable by us and assuming our net tangible book value immediately was $(10,717,930) immediately prior to the offering (which was our net tangible book value as of September 30, 2025), you would experience immediate dilution in net tangible book value of approximately $0.612 per share, representing a difference between the assumed public offering price per share and our as adjusted net tangible book value per share after this offering. To the extent that outstanding options are exercised or outstanding restricted stock units vest and settle, investors purchasing our common stock in this offering may experience further dilution. See the section entitled “Dilution” for a more detailed illustration of the dilution you may incur if you participate in this offering.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share paid by any investor in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by any investor in this offering, and investors purchasing shares or other securities in the future could have rights superior to you. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by any investor in this offering.

S-20

Sales of a significant number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock would have on the market price of our common stock.

It is not possible to predict the actual number of shares we will sell under the Sales Agreement, or the gross proceeds resulting from those sales.

Subject to certain limitations in the Sales Agreement and compliance with applicable law, we have the discretion to deliver a placement notice to the sales agent at any time throughout the term of the Sales Agreement. The number of shares that are sold through the sales agent after delivering a placement notice will fluctuate based on a number of factors, including the market price of the common stock during the sales period, the limits we set with the sales agent in any applicable placement notice, and the demand for our common stock during the sales period. Because the price per share of each share sold will fluctuate during the sales period, it is not currently possible to predict the number of shares that will be sold or the gross proceeds to be raised in connection with those sales, if any.

The common stock offered hereby will be sold in “at the market offerings,” and investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so they may experience different levels of dilution and different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold in this offering. In addition, there is no minimum or maximum sales price for shares to be sold in this offering. Investors may experience a decline in the value of the shares they purchase in this offering as a result of sales made at prices lower than the prices they paid.

S-21

Use of Proceeds

We currently intend to use the net proceeds from this offering, if any, for working capital and general corporate purposes, including but not limited to, for capital expenditure and general and administrative expenses.

The amounts and timing of our use of the net proceeds from this offering, if any, will depend on a number of factors, such as the timing and progress of any partnering efforts, any strategic transactions in which we may engage, and the competitive environment for our product. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will have broad discretion in the timing and application of these proceeds. Pending application of the net proceeds as described above, we intend to temporarily invest the proceeds in short-term, interest-bearing instruments.

S-22

Dilution

If you invest in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share and the as adjusted net tangible book value per share after giving effect to this offering. We calculate net tangible book value per share by dividing the net tangible book value, which is tangible assets less total liabilities, by the number of outstanding shares of our common stock. Dilution represents the difference between the price per share paid by purchasers of shares in this offering and the as adjusted net tangible book value per share of our common stock immediately after giving effect to this offering. Our net tangible book value as of September 30, 2025, was approximately $(10,717,930), or $(0.255) per share.

After giving effect to the sale of our common stock pursuant to the Sales Agreement in the aggregate amount of $3.5 million at an assumed offering price of $0.462 per share, the last reported sale price of our common stock on The Nasdaq Capital Market on January 2, 2026, and after deducting commissions and estimated aggregate offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2025, would have been $(7.42) million, or $(0.150) per share of common stock. This represents an immediate increase in the net tangible book value of $0.105 per share to our existing stockholders and an immediate dilution in net tangible book value of $0.612 per share to new investors. The following table illustrates this per share dilution:

Assumed public offering price per share	$0.462
Net tangible book value per share as of September 30, 2025	(0.255)
Increase in net tangible book value per share attributable to this offering	0.105
Pro Forma, as adjusted net tangible book value per share as of September 30, 2025, after giving effect to this offering	$(0.150)
Dilution per share to new investors purchasing shares in this offering	$0.612

The above discussion and table are based on 41,959,858 shares of our common stock issued and outstanding as of January 2, 2026.

To the extent that warrants outstanding as of September 30, 2025, have been or are exercised, or other shares are issued, investors purchasing shares in this offering could experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations, including for potential acquisition or in-licensing opportunities, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

S-23

Plan of Distribution

We have entered into the Sales Agreement with H.C. Wainwright & Co., LLC, under which we may issue and sell shares of our common stock from time to time up to an aggregate sales price of $3,500,000 through or to the Sales Agent. The Sales Agreement is filed as Exhibit 1.2 to our registration statement on Form S-3 of which this prospectus supplement forms a part, and is incorporated by reference in this prospectus supplement. Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus will be made by any method that is deemed an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act, including, without limitation, sales made directly on or through the Nasdaq Capital Market, the existing trading market for our common stock, or any other existing trading market in the Unites States for our common stock, sales made to or through a market maker other than on an exchange or otherwise, directly to the sales agent as principal, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or in any other method permitted by law.

Each time we wish to issue and sell common stock under the Sales Agreement, we will notify a Sales Agent of the number or dollar value of shares to be issued, the dates on which such sales are anticipated to be made and any minimum price below which sales may not be made. Once we have so instructed such Sales Agent, unless the Sales Agent declines to accept the terms of such notice, the Sales Agent has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares up to the amount specified on such terms. The obligations of the Sales Agent under the Sales Agreement to sell our common stock are subject to a number of conditions that we must meet.

The settlement between us and the Sales Agent is generally anticipated to occur on the first trading day following the date on which the sale was made. Sales of our common stock as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and the Sales Agent may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will pay the Sales Agent a commission equal to 3.0% of the gross proceeds we receive from the sales of our common stock. In addition, we have agreed to reimburse the Sales Agent for their reasonable and documented out-of-pocket expenses, including fees and disbursements of their counsel, in an amount not to exceed $50,000 initially, plus an additional amount of up to $3,500 per quarter thereafter. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. In connection with the sale of the common stock on our behalf, the Sales Agent will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of the Sales Agent will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the Sales Agent with respect to certain civil liabilities, including liabilities under the Securities Act. We estimate that the total expenses for the offering, excluding compensation payable to the Sales Agent under the terms of the Sales Agreement, will be approximately $110,000.

The offering of our common stock pursuant to the Sales Agreement will terminate upon the earlier of (i) the sale of all of our common stock provided for in this prospectus supplement, or (ii) termination of the Sales Agreement as permitted therein.

To the extent required by Regulation M under the Exchange Act, the Sales Agent will not engage in any market making activities involving our common stock while the offering is ongoing under this prospectus supplement.

The Sales Agent and its affiliates have provided, and may in the future provide, various investment banking and other financial services for us, for which they may in the future receive customary fees and commissions. In addition, in the ordinary course of its various business activities, the Sales Agent and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The Sales Agent or its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

S-24

Legal Matters

Brunson Chandler & Jones, PLLC, will issue an opinion about certain legal matters with respect to the validity of the common stock offered by this prospectus supplement. The Sales Agent is being represented in connection with this offering by Ellenoff Grossman & Schole LLP, New York, New York.

Experts

The financial statements of Alpha Modus Holdings, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024, have been so incorporated in reliance on the report (which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Alpha Modus Corp. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024, have been so incorporated in reliance on the report (which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) of Turner, Stone & Company, L.L.P., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

This prospectus supplement, which constitutes a part of the registration statement on Form S-3 we filed with the SEC under the Securities Act, does not contain all of the information set forth in the registration statement or the exhibits which are part of the registration statement. For further information with respect to us and the securities offered by this prospectus supplement, we refer you to the registration statement and the exhibits filed as part of the registration statement. Neither we nor any agent, underwriter or dealer has authorized any person to provide you with information that is different from that contained in this prospectus supplement, any applicable prospectus supplement or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, any applicable subsequent prospectus supplement or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement, any applicable subsequent prospectus supplement or any related free writing prospectus is delivered, or securities are sold, on a later date.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at the website of the SEC referred to above. We maintain a website at https://www.aethlonmedical.com/. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. You may obtain a copy of these filings at no cost by writing us at the following address: Alpha Modus Holdings, Inc., 20311 Chartwell Center Dr., #1469, Cornelius, North Carolina 28031, Attention: Corporate Secretary. We also maintain a website at www.heatrecoverysolutions.com. The information contained in, or that can be accessed through, our website is not part of this prospectus supplement.

S-25

Incorporation of Certain Information by Reference

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with them, which means that we can disclose important information to you by referring you to those documents. In accordance with Rule 412 of the Securities Act, any statement contained or incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We incorporate by reference the documents listed below, as filed with the SEC on the dates listed below:

(1)	Annual Report on Form 10-K for the year ended December 31, 2024, filed on April 15, 2025.
(2)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed on May 15, 2025.
(3)	Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed on August 12, 2025.
(4)	Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed on November 14, 2025.
(5)	Current Report on Form 8-K filed on December 19, 2024.
(6)	Current Report on Form 8-K filed on October 23, 2025.
(7)	Current Report on Form 8-K filed on October 24, 2025.
(8)	Current Report on Form 8-K filed on October 27, 2025.
(9)	Current Report on Form 8-K filed on December 5, 2025.
(10)	Current Report on Form 8-K filed on December 31, 2025.

We also incorporate by reference into this prospectus all documents (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the securities made by this prospectus (including documents filed after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement).

You may request a copy of these filings at no cost, by contacting us at the following address or telephone number:

Alpha Modus Holdings, Inc.

20311 Chartwell Center Dr., #1469

Cornelius, North Carolina 28031

Attention: Corporate Secretary

(704) 252-5050

S-26

$3,500,000

Common Stock

PROSPECTUS SUPPLEMENT

H.C. Wainwright & Co.

January 16, 2026